EXHIBIT 99.1


FOR IMMEDIATE RELEASE

CONTACT: Michael O'Connor                            John M. Holahan
         TravelCenters of America                    Travel Ports of America
         440-808-3049                                716-272-1810


                       TRAVELCENTERS OF AMERICA ANNOUNCES

                  AGREEMENT TO ACQUIRE TRAVEL PORTS OF AMERICA

         WESTLAKE, Ohio, February 26, 1999 --- TravelCenters of America (TA) and Travel Ports of America today announced the execution of a merger agreement by TA to acquire Travel Ports of America (Nasdaq: TPOA) through the acquisition for cash of all outstanding shares of Travel Ports for $4.30 per share, except as described below. This represents a 32.3 percent premium to Travel Ports closing share price February 25, 1999, of $3.25.

         Under the terms of the merger agreement, unanimously approved by both company boards, TA will pay an aggregate of approximately $40.5 million in cash as consideration for the sale of all outstanding shares of Travel Ports. The transaction is expected to be completed during the second quarter of this year, subject to regulatory and shareholder approvals, as well as the satisfaction of selective due diligence matters and other customary closing conditions. In connection with the merger agreement, certain shareholders beneficially owning, in the aggregate, approximately 36 percent of the outstanding common shares of Travel Ports have agreed to vote all of their shares for the approval of the transaction at the Travel Ports shareholder meeting to be held to consider the merger proposal.

                                    - more -

         In addition, TA has entered into an agreement with Travel Ports Chairman and CEO E. Philip Saunders pursuant to which he will exchange approximately 653,000 common shares of Travel Ports for TA shares in an amount equal to between two and three percent of the outstanding TA voting shares. The share exchange will take place immediately prior to the consummation of the merger.

         The acquisition by TA of Travel Ports, a regional network of 16 travel centers located primarily in the Northeast, will expand the TA network to 162 locations in 40 states coast-to-coast, and enable TA to provide more comprehensive service to trucking companies in the northeastern United States. Late last year, TA completed the acquisition of Burns Bros. Travel Stops, which included 17 Burns Bros. facilities located primarily in the western and northwestern United States.

         "TA's acquisition of Travel Ports, recognized as one of the leading regional travel centers in the nation, is a natural fit," said TA President and Chief Executive Officer Ed Kuhn. "Our operating philosophies and commitment to quality products and services parallel one another. Most importantly, our combined customer base will benefit by the addition of more fueling locations, consolidated billing and consistent customer programs and policies."

         The merger of the companies will bring together two of the industry's first travel center networks and reunites Truckstops of America, now TravelCenters of America, with its original founder, Phil Saunders. "In addition to sharing a common heritage, we have respectively earned industry-wide reputations for our uncompromising commitment to serving highway travelers," said Mr. Saunders. Saunders will be nominated for appointment to the board of TravelCenters of America following the completion of the acquisition.

         Both TA and Travel Ports are strategically positioned to offer the travel center concept to a wide cross-section of highway travelers, including large truck fleet customers, owner-operators and motorists. The development of full-service, state-of-the-art facilities, along with a wide array of offerings, including diesel fuel, gasoline, restaurants, retail stores, truck service and maintenance shops, fast-food restaurants, motels, showers and game rooms are key elements to both companies' long-term strategic plans.

                                    - more -

         Travel Ports, headquartered in Rochester, New York, operates 16 locations in seven states. TA, with a network of 146 travel centers nationwide, would employ a workforce of 11,500 upon completion of the transaction.
The company is headquartered in Westlake, Ohio, a Cleveland suburb.

                                       ###

         This press release contains forward-looking statements based on current expectations that are covered under the "safe harbor" provision within the Private Securities Litigation Reform Act of 1995. Actual results and events related to the acquisition may differ materially from those anticipated as a result of risks and uncertainties that include, but are not limited to, the successful completion of this transaction, the effective integration of Travel Ports into TA, the overall economic, market and industry conditions, as well as the risks described from time to time in TA and Travel Ports reports filed with the Securities and Exchange Commission.